Exhibit 99.1

        Linens 'N Things Announces Second Quarter 2004 Results

    CLIFTON, N.J.--(BUSINESS WIRE)--July 21, 2004--Linens 'n Things, Inc. (NYSE: LIN), one of the leading, national large format retailers of home textiles, housewares and home accessories, today announced total net sales increased approximately 10.5% to $578.7 million for the second quarter ended July 3, 2004, up from $523.7 million for the same period last year. Comparable net sales for the second quarter of 2004 increased 0.2%.
    Net income for the second quarter ended July 3, 2004 was approximately $879,000 or $0.02 per share on a fully diluted basis. Results include the implementation of EITF 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" (EITF 02-16), which impacted the Company's second quarter 2004 results by approximately $4.1 million, net of tax, or $0.09 per fully diluted share. For the same period last year, which was not impacted by EITF 02-16, the Company had net income of $5.7 million or $0.13 per fully diluted share. EITF 02-16 had no impact on the Company's cash flows.
    Norman Axelrod, Chairman and Chief Executive Officer, commented, "Although we experienced a slowdown in guest traffic during the quarter, we remain committed to improving the guest shopping experience. We are adding new businesses, emphasizing key value items, and improving our in-store execution to drive our performance for the second half of the year."
    Net sales increased 12.7% to $1,131.5 million for the twenty-six week period ended July 3, 2004, up from $1,004.1 million for the same period last year. Comparable net sales for the twenty-six week period ended July 3, 2004 increased approximately 2.3%.
    Net income for the twenty-six week period ended July 3, 2004 was approximately $909,000 or $0.02 per share on a fully diluted basis. Results include the implementation of EITF 02-16, which impacted the Company's results by approximately $9.0 million, net of tax, or $0.19 per fully diluted share for the twenty-six week period ended July 3, 2004. For the same period last year, which was not impacted by EITF 02-16, the Company had net earnings of $7.8 million or $0.17 per fully diluted share.
    During the second quarter of fiscal 2004, the Company opened 12 new stores as compared with opening 16 stores and closing one store during the same period last year. Year to date, the Company opened 33 stores increasing its total square footage by approximately 12% to
16.1 million square feet, as compared with opening 32 stores and closing eight stores during the same period last year. The Company currently expects to open approximately a total of 50 new stores in 2004, further expanding its presence as a leading retailer of home furnishings. For 2004, capital expenditures are expected to be approximately $80 to $85 million.

    2004 Business Outlook

    This outlook is based on current expectations and includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Company can give no assurances that such expectations will prove correct and assumes no obligation to update such forward-looking information based on actual results during the period or changes in assumptions or changes in other factors.
    For the third quarter of 2004, comparable net sales are currently targeted to be in the low to mid single digit range. Fully diluted earnings per share including the impact of EITF 02-16 are currently targeted to be in the range of $0.44 to $0.50. Based on the Company's current evaluations, the estimated impact from the implementation of EITF 02-16 is expected to reduce fully diluted earnings per share on a non-cash basis by approximately $0.05 for the third quarter of fiscal 2004.
    For the full year 2004, sales are currently being targeted to grow by approximately 11% to 14%. Comparable net sales are targeted to be in the low to mid single digit range. Fully diluted earnings per share including the impact of EITF 02-16 are currently targeted to be in the range of $1.56 to $1.66. Based on the Company's current evaluations, the estimated impact from the implementation of EITF 02-16 is expected to reduce fully diluted earnings per share on a non-cash basis by approximately $0.27 to $0.28 for the full year of fiscal 2004.
    Linens 'n Things, with 2003 sales of $2.4 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of July 3, 2004 the Company was operating 473 stores in 45 states and five provinces across the United States and Canada. More information about Linens 'n Things can be found online at www.lnt.com.

    This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements are made a number of times and may be identified by such forward-looking terminology as "expect," "believe," "may," "intend," "plan," "target," "outlook," "comfortable with" and similar terms or variations of such terms. All of our information and statements regarding our outlook for the future including future revenues, comparable sales performance, earnings, EITF 02-16 impact, and other future financial condition, impact, results and performance, constitutes forward-looking statements. All our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve certain significant risks and uncertainties, including levels of sales, store traffic, acceptance of product offerings and fashions and our ability to anticipate and successfully respond to changing consumer tastes and preferences, the success of our new business concepts, seasonal concepts and new brands, the performance of our new stores, substantial competitive pressures from other home furnishings retailers, the success of the Canadian expansion, availability of suitable future store locations, schedule of store expansion and of planned closings, the impact of the bankruptcies and consolidations in our industry, unusual weather patterns, the impact on consumer spending as a result of the slower consumer economy, a highly promotional retail environment, any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates as well as other significant accounting estimates made in the preparation of our financial statements, timing and actual amount of vendor allowances and the actual impact in fiscal 2004 of EITF 02-16 and our ability to successfully implement and to achieve the expected productivity from our strategic and other store initiatives. If these or other risks or uncertainties materialize, or if our estimates or underlying assumptions prove inaccurate, actual results could differ materially from any future results, express or implied by our forward-looking statements. These and other important risk factors are included in the "Risk Factors" section of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 18, 2002 and are contained in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.



                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)


                                             Thirteen Weeks Ended
                                        ------------------------------

                                         July 3,             July 5,
                                         2004,      EITF     2003,
                                         As         02-16    As
                                        reported(a) Impact(a) reported
                                        -------------------- ---------

Net sales                                $578,749       $--  $523,672

Cost of sales, including buying and
 warehousing costs                        346,250    (3,411)  309,974
                                        ---------- --------- ---------

Gross profit                              232,499     3,411   213,698

Selling, general and administrative
 expenses                                 230,889    (3,183)  204,180
                                        ---------- --------- ---------

Operating profit                            1,610     6,594     9,518

Interest expense, net                         188        --       288
                                        ---------- --------- ---------

Income before provision for income taxes    1,422     6,594     9,230

Provision for income taxes                    543     2,519     3,526
                                        ---------- --------- ---------

Net income                                   $879    $4,075    $5,704
                                        ========== ========= =========

Per share of common stock:

Basic
----------------------------------------
Net income per share                        $0.02     $0.09     $0.13
Weighted average shares outstanding        45,108              44,118

Fully Diluted
----------------------------------------
Net income per share                        $0.02     $0.09     $0.13
Weighted average shares outstanding        46,090              44,545

(a) The Company commenced implementation of EITF 02-16 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" (EITF 02-16) during the first quarter of fiscal 2004. As previously announced, EITF 02-16 is effective for vendor contracts initiated or modified in fiscal 2004 or thereafter. Following the initial implementation impact, subsequent fiscal years will reflect vendor allowances on a consistent basis other than for any net changes in such vendor allowances. The EITF 02-16 pre-tax adjustment of $6.6 million represents those allowances reflected as a reduction of the cost of inventory, which historically would have been treated as a reduction of cost of sales or selling, general and administrative expenses ("SG&A"). Beginning in fiscal 2004, due to the Company's changes to its vendor agreements and the requirements of EITF 02-16 the Company no longer records advertising allowances as a reduction to SG&A. The Company has allocated the EITF 02-16 pre-tax adjustment to SG&A based on the previous year ratio of vendor advertising allowances recorded within SG&A to sales. The remaining portion of the total EITF 02-16 pre-tax adjustment was allocated to cost of sales. The Company provides this information in order to allow investors to have better insight into the Company's comparative period-to-period operating performance, and it is intended to supplement, not replace GAAP presentation. The "As Reported" amounts include the impact of EITF 02-16.





                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)


                                          Twenty-Six Weeks Ended
                                     ---------------------------------
                                      July 3,              July 5,
                                      2004,      EITF      2003,
                                      As         02-16     As
                                     reported(a) Impact(a) reported
                                     --------------------- -----------

Net sales                            $1,131,549       $--  $1,004,143

Cost of sales, including buying and
 warehousing costs                      678,596    (3,552)    597,604
                                     --------------------- -----------

Gross profit                            452,953     3,552     406,539

Selling, general and administrative
 expenses                               451,279   (10,963)    393,581
                                     --------------------- -----------

Operating profit                          1,674    14,515      12,958

Interest expense, net                       204        --         364
                                     --------------------- -----------

Income before provision for income
 taxes                                    1,470    14,515      12,594

Provision for income taxes                  561     5,544       4,812
                                     --------------------- -----------

Net income                                 $909    $8,971      $7,782
                                     ===================== ===========

Per share of common stock:

Basic
-------------------------------------
Net income per share                      $0.02     $0.20       $0.18
Weighted average shares outstanding      45,014                44,108

Fully Diluted
-------------------------------------
Net income per share                      $0.02     $0.19       $0.17
Weighted average shares outstanding      46,110                44,534

(a) The Company commenced implementation of EITF 02-16 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" (EITF 02-16) during the first quarter of fiscal 2004. As previously announced, EITF 02-16 is effective for vendor contracts initiated or modified in fiscal 2004 or thereafter. Following the initial implementation impact, subsequent fiscal years will reflect vendor allowances on a consistent basis other than for any net changes in such vendor allowances. The EITF 02-16 pre-tax adjustment of $6.6 million represents those allowances reflected as a reduction of the cost of inventory, which historically would have been treated as a reduction of cost of sales or selling, general and administrative expenses ("SG&A"). Beginning in fiscal 2004, due to the Company's changes to its vendor agreements and the requirements of EITF 02-16 the Company no longer records advertising allowances as a reduction to SG&A. The Company has allocated the EITF 02-16 pre-tax adjustment to SG&A based on the previous year ratio of vendor advertising allowances recorded within SG&A to sales. The remaining portion of the total EITF 02-16 pre-tax adjustment was allocated to cost of sales. The Company provides this information in order to allow investors to have better insight into the Company's comparative period-to-period operating performance, and it is intended to supplement, not replace GAAP presentation. The "As Reported" amounts include the impact of EITF 02-16.




                LINENS 'N THINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)


                                                 July 3,     July 5,
                                                  2004        2003(a)
                                               ----------- -----------
Assets                                               (unaudited)
Current assets:
     Cash and cash equivalents                    $18,990      $9,446
     Inventories                                  765,667     715,644
     Accounts receivable                           27,490      28,013
     Prepaid expenses and other                    33,734      29,940
     Current deferred taxes                           404          --
                                               ----------- -----------
          Total current assets                    846,285     783,043

Property and equipment, net                       390,892     376,006
Other non-current assets, net                      30,534      28,891
                                               ----------- -----------

          Total assets                         $1,267,711  $1,187,940
                                               =========== ===========

Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                            $238,142    $268,593
     Accrued expenses and other current
      liabilities                                 121,017     125,303
     Short-term borrowings                          6,045      16,874
     Current deferred taxes                        11,282       8,676
                                               ----------- -----------
          Total current liabilities               376,486     419,446

Other long-term liabilities                       120,897      89,144
                                               ----------- -----------

          Total liabilities                       497,383     508,590

Shareholders' equity                              770,328     679,350
                                               ----------- -----------

          Total liabilities and shareholders'
           equity                              $1,267,711  $1,187,940
                                              =========== ===========

(a) Certain prior year vendor accounts receivable balances have been reclassified and netted against accounts payable to conform with the current year presentation.




                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (in thousands)



                                                    Twenty-Six Weeks
                                                           Ended
                                                    ------------------
                                                     July 3,   July 5,
                                                      2004      2003
                                                    --------- --------
                                                       (unaudited)
Cash Flows From Operating Activities

Net income                                              $909   $7,782

Depreciation and amortization                         29,526   26,346

Change in working capital                           (116,158) (75,816)

                                                    --------- --------
     Net cash used in operating activities           (85,723) (41,688)
                                                    --------- --------

Cash Flows From Investing Activities

     Additions to property and equipment             (43,985) (51,965)
                                                    --------- --------

Cash Flows From Financing Activities

Proceeds from common stock issued under stock
   incentive plans                                     6,762    1,305

Increase in short-term borrowings                      6,011   14,690

(Purchase) issuance of treasury stock                    (39)     255

                                                    --------- --------
     Net cash provided by financing activities        12,734   16,250
                                                    --------- --------

Effect of exchange rate changes on cash and cash
   equivalents                                          (165)     244

Net decrease in cash and cash equivalents           (117,139) (77,159)

Cash and cash equivalents at beginning of period     136,129   86,605

                                                    --------- --------
Cash and cash equivalents at end of period           $18,990   $9,446
                                                    ========= ========



    CONTACT: Linens 'n Things, Inc.
             William T. Giles, 973-815-2929
             www.lnt.com